Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Patterson Companies Elects Philip McKoy to Board of Directors

St. Paul, Minn. — December 14, 2021 — Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Philip McKoy has been elected to the Patterson Companies Board of Directors, effective December 13, 2021. Mr. McKoy currently serves as Chief Information Officer of Optum, the health technology and services business of UnitedHealth Group. Mr. McKoy will serve on the Board’s Audit Committee.

“As we continue to leverage technology to further enhance Patterson’s value proposition, we are excited to welcome Phil to the Board of Directors,” said John D. Buck, Chairman of the Board of Patterson Companies. “Phil has an extensive background in deploying technology and leading digital transformations at blue chip, customer-focused companies and will provide valuable expertise and expand the diversity of perspectives for our Board. We look forward to his contributions as we focus on introducing new technology and innovation that will further enhance the customer experience and drive shareholder value.”

Mr. McKoy is filling the Board seat previously held by Fran Malecha, who determined to resign from Patterson’s Board of Directors for personal reasons. Mr. Buck continued, “We would like to thank Fran for his service to Patterson Companies and wish him well.”

Philip McKoy Biography

Since 2016, Mr. McKoy has held numerous senior roles across UnitedHealth Group (UHG), a diversified health and well-being company. Prior to his current role as Chief Information Officer of Optum, he served as interim CEO for RallyHealth, Executive Vice President for Digital Transformation at UnitedHealth Group and Chief Information Officer of UnitedHealthcare. Prior to joining UHG, Mr. McKoy served as Senior Vice President and Chief Information Officer for Global Loyalty Solutions at Aimia Inc., a data-driven marketing and loyalty analytics company. Before joining Aimia, he served in various roles at Target Corporation, including as Vice President of Target.com where he was responsible for leading the customer-facing digital experience. Earlier in his career, Mr. McKoy advised companies on technology-enabled business strategies as a Senior Manager for Accenture.

Mr. McKoy is a member of the Executive Leadership Council, a national organization of Fortune 500 African American CEOs and senior executives. Mr. McKoy has a B.A. in Political Science from Washington and Lee University and an M.A. in International Affairs from the Josef Korbel School of International Studies at the University of Denver.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

INVESTOR CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com

MEDIA CONTACT:	Patterson Corporate Communications
COMPANY:	Patterson Companies Inc.
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com

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